Exhibit 99.1

NEWS RELEASE
FOR RELEASE:	November 15, 2007
For more information, contact:
Lisa Campbell, Executive Vice President and Chief Operating Officer lisac@newcenturybanknc.com; 910-892-7080

NEW CENTURY BANK AND NEW CENTURY BANK SOUTH TO MERGE

Merger to take place in early 2008.

Dunn, NC. . . The Board of Directors of New Century Bancorp (NASDAQ: NCBC—the “Company”), as well as the boards of directors of New Century Bank and New Century Bank South, have voted to merge the two banks in early 2008, announced William L. Hedgepeth II, president and chief executive officer of the Company and of both banks.

Pending regulatory approval, the merged bank will be called New Century Bank and the headquarters and operations center of the merged bank will be in Dunn, NC. A 15-member holding company board, which will also serve as the board of directors of the bank, will include current directors from both banks.

“Our management team brought the proposal to take this action to the boards because we overwhelmingly believe this merger to be in the best interest of the Company,” said Hedgepeth. “We appreciate the support of our directors and their vision in voting for this merger. When all is said and done, we operate as one bank now. We offer the same products and services and the same level of service; we have just served different markets. The merger means a name change from New Century Bank South to New Century Bank and that following the merger, our management team will be better able to focus on managing one bank—a bank that we believe is going to be stronger and better than ever before through greater efficiency and greater profitability.”

New Century Bancorp, the holding company for New Century Bank and New Century Bank South, reported total assets of $592.3 million as of September 30, 2007. New Century Bank is headquartered in Dunn and has offices in Clinton, Goldsboro, and Lillington. New Century Bank South is headquartered in Fayetteville with offices in Fayetteville, Lumberton, Pembroke, and Raeford.

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Stock Symbol: NASDAQ: NCBC	www.newcenturybanknc.com

The information as of and for the quarter ended September 30, 2007, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.